Exhibit 99.1

Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL TENDERS FOR
$400 MILLION 5.625% NOTES DUE 2012

     MORRIS TOWNSHIP, N.J., February 14, 2011 - Honeywell (NYSE: HON) today announced that it has commenced a cash tender offer (the “Offer”) for any and all of its $400 million aggregate principal amount of 5.625% notes due 2012 (CUSIP No. 438516AV8) (the “Notes”).

     The Offer is being made upon the terms and conditions set forth in the Offer to Purchase dated February 14, 2011 (the “Offer to Purchase”) and related letter of transmittal (the “Letter of Transmittal”), which collectively set forth the terms of the Offer. The Offer will expire at 5:00 p.m., New York City time, on February 22, 2011, unless such date is extended (the “Expiration Date”). Tendered Notes may not be withdrawn after 5:00 p.m., New York City time, on the Expiration Date, unless such date is extended. Settlement of each validly tendered Note is expected to be the first business day after the Expiration Date, or as soon as practicable thereafter. The following table sets forth certain terms of the Offer.

		Principal Amount Outstanding	UST Reference Security	Bloomberg Reference Page	Fixed Spread (bps)

Title of Security	CUSIP/ISIN No.

5.625% Notes due 2012	438516AV8 / US438516AV85		0.625% UST due July 31, 2012
		$400,000,000		PX4	12.5

     Holders of Notes that are validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on February 22, 2011 and accepted for purchase will receive the tender offer consideration described in the Offer and the table above for each $1,000 principal amount of Notes accepted for purchase, calculated by the Dealer Managers as of 2:00 p.m., New York City time, on February 22, 2011. Holders whose Notes have been accepted for purchase will also receive accrued and unpaid interest on

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the purchased Notes from the applicable last interest payment date to, but not including, the date of payment for purchased Notes.

     Honeywell’s obligation to accept and pay for the Notes validly tendered in the Offer is conditioned on, among other things, the concurrent successful offering of new senior notes (the “New Notes”) and that the net proceeds of the New Notes are sufficient to purchase the Notes validly tendered in the Offer.

     Honeywell intends to finance the payment for the Notes tendered pursuant to the Offer with a portion of the proceeds raised from the New Notes. Honeywell has reserved the right to terminate, withdraw, amend or extend the Offer in its discretion.

     BofA Merrill Lynch, Barclays Capital, and Citi are acting as dealer managers (the “Dealer Managers”), and Global Bondholder Services Corporation is acting as information agent (the “Information Agent”), each for the Offer. Holders of the Notes can obtain copies of the Offer to Purchase and related materials from Global Bondholder Services Corporation, 65 Broadway, Suite 404, New York, New York 10006, Attn: Corporate Actions. Banks and Brokers may call: (866) 470-3900 (toll-free) or (212) 430-3774 (collect).

Questions regarding the solicitation can be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (646) 855-3401 (collect), Barclays Capital at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).

Neither Honeywell, nor any Dealer Manager or the Information Agent make any recommendations as to whether holders should tender their Notes pursuant to the Offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender the Notes, and, if so, the principal amount of Notes to tender.

This press release is not an offer to purchase, a solicitation of an offer to purchase, or an offer to sell any New Notes. The Offer is being made only pursuant to the terms of the Offer to Purchase, and the related letter of transmittal. In any jurisdiction where the laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed made on behalf of Honeywell by the Dealer Managers, or one or more registered broker or dealers under the laws of such jurisdiction.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s

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shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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